Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EIKON THERAPEUTICS, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Eikon Therapeutics, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Eikon Therapeutics, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on July 9, 2019.

SECOND: That the Board of Directors of this corporation duly adopted resolutions proposing to amend and restate the Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

ARTICLE I

The name of this corporation is Eikon Therapeutics, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

A. The Corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares that the Corporation is authorized to issue is 603,247,889. The total number of shares of common stock authorized to be issued is 340,650,000, par value $0.0001 per share (the “Common Stock”). The total number of shares of preferred stock authorized to be issued is 262,597,889, par value $0.0001 per share (the “Preferred Stock”), 48,000,000 of which are designated as “Series A Preferred Stock,” 51,268,891 of which are designated as “Series A-1 Preferred Stock,” 29,271,143 of which are designated as “Series B Preferred Stock,” 35,756,908 of which are designated as “Series B-1 Preferred Stock,” 24,884,830 of which are designated as “Series C Preferred Stock,” 4,975,110 of which are designated as “Series C-1 Preferred Stock,” and 68,441,007 of which are designated as “Series D Preferred Stock.”

B. Rights, Preferences and Restrictions of Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

1. Dividend Provisions.

(a) The holders of shares of Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, on a pari passu basis, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the applicable Dividend Rate (as defined below) payable when, as and if declared by the Corporation’s board of directors (the “Board of Directors”). Such dividends shall not be cumulative. For purposes of this Section 1(a), “Dividend Rate” shall be $0.06 per annum for each share of Series A Preferred Stock, shall be $0.12 per annum for each share of Series A-1 Preferred Stock, shall be $1.06 per annum for each share of Series B Preferred Stock, shall be $0.35 per annum for each share of Series B-1 Preferred Stock, shall be $1.29 per annum for each share of Series C Preferred Stock, shall be $0.35 per annum for each share of Series C-1 Preferred Stock, and shall be $0.35 per annum for each share of Series D Preferred Stock, each as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like.

(b) All dividends are payable only when, as, and if, declared by the Board of Directors. All dividends shall be noncumulative. No dividends (other than those payable in Common Stock to holders of Common Stock) shall be paid on any Common Stock of the Corporation until all dividends on the Preferred Stock shall have been paid. After payment of such dividends to the holders of Preferred Stock, any additional dividends shall be distributed among the holders of Preferred Stock and Common Stock on a pari passu basis and pro rata based on the number of shares of Common Stock then held by each holder, including all shares of Common Stock into which such holder’s shares of Preferred Stock could be converted at the then effective applicable Conversion Rates, defined below.

(c) Whenever a dividend or distribution shall be payable in property other than cash, the value of such dividend or distribution shall be deemed to be the fair market value of such property as determined by the Board of Directors, including a majority of the Preferred Directors (as defined below) then serving.

(d) In the event that the Corporation determines, subject to Section 5(c) and without limiting Section 2, to distribute (via dividends, stock repurchase or otherwise) (x) the proceeds (cash or otherwise) resulting from any sale, lease, license or other transfer of a significant portion of its assets or (y) the proceeds from any option to acquire securities or assets of the Corporation, in each case which does not constitute a Liquidation Event (as defined below) the proceeds resulting therefrom (including in respect of any ongoing payments, such as milestone payments) shall be distributed in accordance with Section 2 as if such distribution was part of a Liquidation Event (and the amounts subsequently distributable pursuant to Section 2 will be reduced, or adjusted, as applicable, to take into account all payments made pursuant to this Section 1(d) as if such payments, along with the consideration then payable under Section 2, had been paid in a single transaction), and not this Section 1.

2. Liquidation Preference.

(a) In the event of any Liquidation Event, either voluntary or involuntary, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid on a pari passu basis out of the proceeds of such Liquidation Event and the assets of the Corporation available for distribution to its stockholders (“Proceeds”) before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of the applicable Original Issue Price (as defined below) for such share of Preferred Stock, plus any declared but unpaid dividends on each such share (the “Liquidation Preference”). If, upon the occurrence of such event, the Proceeds thus distributed among the holders of Preferred Stock shall be insufficient to permit the payment to such holders of the full Liquidation Preference, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this Section 2(a). For purposes of this Amended and Restated Certificate of Incorporation, “Original Issue Price” shall mean $1.00 per share for each share of the Series A Preferred Stock, $2.00 per share for each share of the Series A-1 Preferred Stock, $17.6885742 per share for each share of the Series B Preferred Stock, $5.8444484 per share for each share of the Series B-1 Preferred Stock, $21.4990411 per share for each share of the Series C Preferred Stock, $5.8444484 per share for each share of the Series C-1 Preferred Stock, and $5.8444484 per share for each share of the Series D Preferred Stock, in each case as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock.

(b) Subject to the provisions of Section 2(d) below, upon and subject to the completion of the distribution of the full Liquidation Preference, all of the remaining Proceeds shall be distributed pari passu among the holders of Common Stock and the holders of Preferred Stock pro rata and on an as converted to Common Stock basis at the then effective applicable Conversion Rates (as defined below) for the Preferred Stock. The aggregate amount that a holder of a share of Preferred Stock is entitled to receive under Section 2(a) and this Section 2(b) is hereinafter referred to as the “Preferred Liquidation Amount.”

(c) (i) For purposes of this Section 2, a “Liquidation Event” shall mean:

(A) the closing of the sale, lease, transfer, exclusive license or other disposition, in one transaction or a series of related transactions, of all or substantially all of the Corporation’s and its subsidiaries’ assets, taken as a whole, or all or substantially all of the intellectual property assets of the Corporation and its subsidiaries, taken as a whole, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation;

(B) the consummation of the merger or consolidation of the Corporation with or into another entity, except any merger or consolidation in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation a majority of the voting power of the capital stock of the Corporation or the surviving or acquiring entity (or, if the surviving or acquiring entity is a wholly owned subsidiary of another party immediately following such merger or consolidation, the parent entity of such surviving or acquiring entity);

(C) the closing of the issuance, sale or transfer (whether by merger, consolidation or otherwise) of capital stock of the Corporation, in one transaction or a series of related transactions, as a result of which the holders of capital stock of the Corporation immediately prior to such transaction hold immediately following such transaction less than a majority of the outstanding voting stock of the Corporation, or the surviving or acquiring entity; or

(D) a liquidation, voluntary or involuntary dissolution or winding up of the Corporation or a general assignment for the benefit of creditors (including, without limitation, any bankruptcy proceedings);

provided, however, that a transaction or series of transactions shall not constitute a Liquidation Event if:

(1) its sole purpose is to change the state of the Corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons and entities who held the Corporation’s securities immediately prior to such transaction;

(2) it is a merger or consolidation of the Corporation with or into a special purpose acquisition (or blank check or similar) company or its subsidiary (a “SPAC”), neither of which entities has operations prior to such merger or consolidation other than the raising of funds, holding or otherwise managing such funds and seeking a business combination with an operating entity, as a means of the Corporation’s raising funds as an alternative to an initial underwritten public offering (an “IPO”) pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), which may include, but does not require for purposes of this clause, a private investment in public equity fundraising (a “SPAC Transaction”) which is a Qualified Public Event (as defined herein);

(3) it is solely for bona fide financing purposes in which cash is received by the Corporation, or indebtedness of the Corporation is cancelled or converted or a combination thereof; or

(4) the holders in the aggregate of at least a majority of all then outstanding shares of Preferred Stock, voting together as a single class and not as separate series and on an as-converted to Common Stock basis, which majority must include the holders of at least thirty-percent (30%) of the outstanding shares of the Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock and Series C-1 Preferred Stock, voting together as a single class and on an as-converted to Common Stock basis (the “Preferred Majority”), elect in writing that such transaction or series of transactions, as applicable, is not a Liquidation Event.

(ii) If Proceeds from any Liquidation Event to be distributed to the Corporation’s stockholders are other than cash, the value of such Proceeds will be deemed to be the fair market value of such Proceeds. Any Proceeds that are securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability covered by clause (B) below:

(1) If traded on a U.S. national securities exchange, the value shall be deemed to be the average of the daily VWAPs of the securities on such exchange over the 20 trading-day period ending three trading days prior to the occurrence of the Liquidation Event;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the daily VWAPs (whichever is applicable) over the 20 trading-day period ending three trading days prior to the occurrence of the Liquidation Event; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors, including a majority of the then-serving Preferred Directors.

For the purposes of this Section 2(c) “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “daily VWAP” shall be the per share volume-weighted average price of the applicable securities as displayed under the heading “Bloomberg VWAP” on Bloomberg page “[Ticker Symbol] <equity> AQR” (or any successor thereto if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable on Bloomberg, the volume-weighted average trading price of one share of such securities on such trading day, as determined in good faith by the Board of Directors using a reasonably similar method). The daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section 2(c)(ii)(A)(1), (2) or (3) to reflect the approximate fair market value thereof, as determined by the Board of Directors, including a majority of the then-serving Preferred Directors.

(C) The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event shall, if definitive agreements governing such Liquidation Event have been approved by the stockholders under the General Corporation Law and Section 5(c) below, be superseded by the determination of such value set forth in such definitive agreements governing such Liquidation Event.

(iii) The Corporation shall not have the power to effect a Liquidation Event referred to in Section 2(c)(i)(B) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation in such Liquidation Event shall be paid to the holders of capital stock of the Corporation in accordance with this Section 2.

(d) In the event that in connection with a Liquidation Event any portion of the consideration payable to the Corporation or to the stockholders of the Corporation is placed into escrow and/or is payable to the Corporation or the stockholders of the Corporation subject to the satisfaction of contingencies (“Contingent Consideration”), then (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Section 2(a) and Section 2(b) above as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event, and (ii) any Contingent Consideration which becomes payable to the Corporation or to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Section 2(a) and Section 2(b) above after taking into account payment of the Initial Consideration as part of the same transaction. The Merger Agreement (or any definitive agreement) for a Liquidation Event shall provide that all Proceeds, including but not limited to Contingent Consideration, are distributed in accordance with the provisions of this Section 2, including but not limited to this Section 2(d). For purposes of this Section 2(d), consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Liquidation Event shall be deemed to be Contingent Consideration.

(e) In the event of a Liquidation Event referred to in Section 2(c)(i)(A), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 90 days after such Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the 90th day after the Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause to require the redemption of such shares of Preferred Stock; and (ii) unless the Preferred Majority requests otherwise in a written instrument delivered to the Corporation, the Corporation shall use the consideration received by the Corporation for such Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors, including a majority of the then-serving Preferred Directors), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”) on the 150th day after such Liquidation Event, to redeem all outstanding shares of Preferred Stock of each series at a price per share equal to the Preferred Liquidation Amount of the relevant series of Preferred Stock. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, then the Corporation, in accordance with the preferences and priorities set forth in this Section 2 shall redeem a pro rata portion of each holder’s shares of Preferred Stock at the applicable Liquidation Preference to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under the General Corporation Law governing distributions to stockholders. Thereafter, any additional Available Proceeds shall be paid to the holders of shares of Preferred Stock to be redeemed pursuant to this Section 2(e) in an amount up to the Liquidation Preference of such share of Preferred Stock as soon as it may lawfully do so under the Delaware law governing distributions to stockholders. Prior to the distribution or redemption provided for in this Section 2(e), the Corporation shall not expend or dissipate the consideration received for such Liquidation Event, except to discharge expenses incurred in connection with such Liquidation Event or in the ordinary course of business. If the Corporation is required by the provisions of this Section 2(e) to redeem shares, the redemption shall occur in accordance with the provisions of this Section 2. The date upon which any such redemption is required to be effected pursuant to this Section 2(e) shall be the “Redemption Date.”

(i) Not less than 20 days prior to the Redemption Date, the Corporation shall send written notice of any redemption pursuant to this Section 2(e) (the “Redemption Notice”) to each holder of record of Preferred Stock as required by Section 2(e). Each Redemption Notice shall state:

(A) the number of shares held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice (which number shall not be less than the number of shares the Corporation is then required to redeem);

(B) the Redemption Date and the redemption price; and

(C) that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

(ii) If the Corporation receives, on or prior to the 10th day after the date of delivery of the Redemption Notice to a holder of Preferred Stock, written notice from such holder that such holder elects to be excluded from the redemption provided in this Section 2(e), then the shares of Preferred Stock registered on the books of the Corporation in the name of such holder at the time of the Corporation’s receipt of such notice shall thereafter be “Excluded Shares.” Excluded Shares shall not be redeemed or redeemable pursuant to this Section 2(e), whether on such Redemption Date or thereafter.

(iii) On or before the applicable Redemption Date, each holder of shares to be redeemed on such Redemption Date shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the redemption price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares represented by a certificate are redeemed, a new certificate representing the unredeemed shares shall promptly be issued to such holder.

(iv) If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the redemption price payable upon redemption of the shares to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares so called for redemption shall not have been surrendered, dividends with respect to such shares shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the redemption price without interest upon surrender of their certificate or certificates therefor. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

3. Redemption. Other than as set forth in Section 2(e) above, the Preferred Stock is not redeemable at the option of the holder thereof.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Conversion Rate. Each share of Preferred Stock shall be converted pursuant to the terms of this Amended and Restated Certificate of Incorporation into such number of fully paid and nonassessable shares of Common Stock, as is determined by dividing the applicable Original Issue Price for a series of Preferred Stock by the applicable Conversion Price for such series (the conversion rate for a series of Preferred Stock into Common Stock is referred to herein as the “Conversion Rate” for such series), determined as hereafter provided, in effect on the date of such conversion as determined below. The initial “Conversion Price” per share for each series of Preferred Stock shall be the Original Issue Price applicable to such series as of the date of the first issuance and sale of shares of such series of Preferred Stock; provided, however, that the Conversion Prices for the respective series of Preferred Stock shall be subject to adjustment as set forth in Section 4(f) below.

(b) Optional Conversion. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, at the applicable Conversion Rate at the time in effect for such series of Preferred Stock.

(c) Mechanics of Optional Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock pursuant to Section 4(b) above, such holder shall (i) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Preferred Stock and, if applicable, any event on which such conversion is contingent and (ii), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) subject to Section 4(l), pay in cash such amount in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

(d) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the applicable Conversion Rate at the time in effect for such series of Preferred Stock immediately upon the earlier of (i) the first to occur of: (x) an IPO pursuant to which the Corporation receives gross proceeds of at least $150,000,000, prior to deductions for underwriting discounts, commissions and expenses, and in connection with which the Common Stock is listed for trading on the Nasdaq Stock Market’s National Market or the New York Stock Exchange (y) the Corporation’s initial listing of its Common Stock (other than shares of Common Stock not eligible for resale under Rule 144 under the Securities Act) on a national securities exchange by means of an effective registration statement on Form S-1 filed by the Corporation with the Securities and Exchange Commission that registers shares of existing capital stock of the Corporation for resale and does not involve any underwriting services (a “Direct Listing”) for an aggregate value of at least $150,000,000, or (z) a SPAC Transaction in which the common stock of the surviving entity is publicly traded and listed on the Nasdaq Stock Market’s National Market or the New York Stock Exchange and pursuant to which the surviving entity has aggregate gross proceeds of at least $150,000,000 from the sale of its equity securities which sale is substantially contemporaneous with or conditioned upon the SPAC Transaction (each of the transactions in this clause (i), a “Qualified Public Event”) and (ii) the date, or the occurrence of an event, specified by vote or written consent or agreement of the Preferred Majority.

(e) Mechanics of Automatic Conversion. Upon any conversion of Preferred Stock held by a holder thereof into Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the applicable series of Preferred Stock, and shall give the Corporation at its principal corporate office the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, (i) a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) subject to Section 4(l), payment in cash, if applicable, of such amount in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) a payment of all declared but unpaid dividends on the shares of Preferred Stock so converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date set forth in Section 4(c) above, and the persons or entities entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons or entities entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with the automatic conversion provisions of Section 4(d)(ii) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons or entities entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

(f) Adjustments to Preferred Stock Conversion Price for Diluting Issues.

(i) Special Definitions. For purposes of this Article IV(B), the following definitions shall apply:

(A) “Additional Shares of Common Stock” means all shares of Common Stock issued (or, pursuant to Section 4(f)(iii) below, deemed to be issued) by the Corporation after the Original Issue Date (as defined below), other than (x) the following shares of Common Stock and (y) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (x) and (y), collectively, “Exempted Securities”):

(1) as to any series of Preferred Stock, shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on such series of Preferred Stock (including dividends payable in connection with dividends on other classes or series of stock);

(2) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 4(g), 4(h), 4(i) or 4(j);

(3) shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors, including the approval of a majority of the then-serving Preferred Directors, and if the shares issued pursuant to this Section 4(f)(i)(A)(3) exceeds five percent (5%) of the Corporation’s then outstanding shares of capital stock with respect to a transaction, approved by the Preferred Majority;

(4) shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors, including the approval of a majority of the then-serving Preferred Directors;

(5) shares of Common Stock or Options issued to the Corporation’s Chief Executive Officer or Chair of the Board of Directors, as approved by the Board of Directors, including the approval of a majority of the then-serving Preferred Directors;

(6) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(7) shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors, including the approval of a majority of the then-serving Preferred Directors, and if the shares issued pursuant to this Section 4(f)(i)(A)(7) exceeds five percent (5%) of the Corporation’s then outstanding shares of capital stock with respect to a transaction, approved by the Preferred Majority;

(8) shares of Common Stock issued in connection with a Qualified Public Event; or

(9) shares of Series B-1 Preferred Stock and Series C-1 Preferred Stock issued in exchange for cancellation of shares of Series B Preferred Stock and Series C Preferred Stock pursuant to exchange agreements dated on or about the effective date of this Amended and Restated Certificate (the “Filing Date”).

(B) “Convertible Securities” means any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(C) “Option” means any rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(D) “Original Issue Date” means the date on which the first share of Series D Preferred Stock is issued.

(ii) No Adjustment of Preferred Stock Conversion Price. No adjustment in the Conversion Price of any series of Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the Preferred Majority, agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(iii) Deemed Issue of Additional Shares of Common Stock.

(A) If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(B) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price of any series of Preferred Stock pursuant to the terms of Section 4(f) are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price of such series of Preferred Stock computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price for such series of Preferred Stock as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this Section 4(f)(iii)(B) shall have the effect of increasing the Conversion Price applicable to a series of Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price for such series of Preferred Stock in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price for such series of Preferred Stock that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(C) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Section 4(f)(iv) (either because the consideration per share (determined pursuant to Section 4(f)(v)) of the Additional Shares of Common Stock subject thereto was equal to or greater than the applicable Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto determined in the manner provided in Section 4(f)(iii)(A) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(D) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price of any series of Preferred Stock pursuant to the terms of Section 4(f)(iv), the Conversion Price of such series of Preferred Stock shall be readjusted to such Conversion Price for such series of Preferred Stock as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(E) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is potentially subject to adjustment based upon subsequent events, any adjustment to the Conversion Price of a series of Preferred Stock provided for in this Section 4(f)(iii) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Section 4(f)(iii)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price of a series of Preferred Stock that would result under the terms of this Section 4(f)(iii) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price for such series of Preferred Stock that such issuance or amendment took place at the time such calculation can first be made. In the event an Option or Convertible Security contains alternative conversion terms, such as a cap on the valuation of the Corporation at which such conversion will be effected, or circumstances where the Option or Convertible Security may be repaid in lieu of conversion, then the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of such Option or Convertible Security shall be deemed not calculable until such time as the applicable conversion terms are determined.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(f)(iii)), without consideration or for a consideration per share less than the Conversion Price of a series of Preferred Stock in effect immediately prior to such issuance or deemed issuance, then the Conversion Price for such series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) / (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(A) “CP2” shall mean the Conversion Price of such series of Preferred Stock in effect immediately after such issuance or deemed issuance of Additional Shares of Common Stock;

(B) “CP1” shall mean the Conversion Price of such series of Preferred Stock in effect immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock;

(C) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issuance or deemed issuance or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(D) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued or deemed issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(E) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(v) Determination of Consideration. For purposes of this Section 4(f), the consideration received by the Corporation for the issuance or deemed issuance of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property. Such consideration shall:

(1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(2) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(3) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(g)(iii), relating to Options and Convertible Securities, shall be determined by dividing:

(1) The total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(vi) Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Section 4(f)(iv), and such issuance dates occur within a period of no more than 180 days from the first such issuance to the final such issuance, then, upon the final such issuance, the Conversion Price for such series of Preferred Stock shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(g) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 4(g) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(h) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price of each series of Preferred Stock in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price of each such series of Preferred Stock then in effect by a fraction:

(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price of each series of Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price of each series of Preferred Stock shall be adjusted pursuant to this Section 4(h) as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made if the holders of such series of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event.

(i) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

(j) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 2, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 4(f), 4(g) or 4(h)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of such Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price of each series of Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock.

(k) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of a series of Preferred Stock pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect for each series of Preferred Stock held by such holder, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of each such series of Preferred Stock.

(l) Number of Shares Issuable Upon Conversion. The number of shares of Common Stock issuable to a holder of Preferred Stock upon conversion of such Preferred Stock shall be the nearest whole share, after aggregating all fractional interests in shares of Common Stock that would otherwise be issuable upon conversion of all shares of that same series of Preferred Stock being converted by such holder (with any fractional interests after such aggregation representing 0.5 or greater of a whole share being entitled to a whole share). For the avoidance of doubt, no fractional interests in shares of Common Stock shall be created or issuable as a result of the conversion of the Preferred Stock pursuant to Section 4(a).

(m) Notice of Record Date. In the event:

(i) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or series or any other securities, or to receive any other security; or

(ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

5. Voting Rights.

(a) General Voting Rights. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and except as provided by law or in Section 5(b) below with respect to the election of directors by the separate class vote of the holders of Common Stock, shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted to Common Stock basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) Voting for the Election of Directors. As long as at least 9,600,000 shares of Series A Preferred Stock issued by the Corporation are then outstanding, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like, the holders of the then outstanding shares of Series A Preferred Stock, voting as a separate series and on an as-converted to Common Stock basis, shall be entitled to elect four (4) directors of the Corporation at any election of directors (the “Preferred Directors”). The holders of outstanding Common Stock, voting as a separate class, shall be entitled to elect one (1) director of the Corporation at any election of directors. The holders of Preferred Stock and the holders of Common Stock, voting together as a single class and on an as-converted to Common Stock basis, shall be entitled to elect any remaining directors of the Corporation.

Notwithstanding the provisions of Sections 223(a)(1) and 223(a)(2) of the General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment to this Amended and Restated Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock or different classes or series voting separately or together, the holders of shares of such class, series or different classes or series voting separately (or together, as the case may be), may override the Board of Directors’ action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders, pursuant to the terms and conditions of that certain Amended and Restated Voting Agreement entered into as of or around the Filing Date by and among the Corporation and the stockholders named therein, as such may be amended in accordance therewith from time to time (the “Voting Agreement”). Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock (or the different classes or series voting separately, or together, as the case may be) entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock (or different classes or series voting separately, or together as the case may be) represented at the meeting or pursuant to written consent, pursuant to the terms of the Voting Agreement.

(c) Preferred Stock Protective Voting Provisions. As long as at least 46,218,694 shares of Preferred Stock issued by the Corporation are then outstanding, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like, the Corporation shall not, by merger, amendment, recapitalization, reorganization, consolidation, domestication, transfer, continuance, waiver, statutory conversion or otherwise, without first obtaining the prior approval, by vote or written consent, as provided by law, of the Preferred Majority:

(i) amend, modify or repeal any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation in a manner that adversely alters or adversely changes the rights, preferences or privileges of the Preferred Stock or any series thereof;

(ii) increase or decrease the total number of authorized or designated shares of Common Stock or Preferred Stock, or any series thereof;

(iii) create, authorize the creation of or issue any new class or series of shares, or reclassify any existing class or series of shares (or other equity securities, rights or instruments convertible or exercisable for such shares) such that the resulting equity securities, rights or instruments have rights, preferences or privileges senior to or on a parity with the Preferred Stock or any series thereof, nor create, authorize the creation of or issue any new class or series of shares (or other equity securities, rights or instruments convertible or exercisable for such shares) the holders of which will be entitled to a separate class or series vote with respect to any other matters set forth in clauses (i) through (ix) of this Section 5(c), other than rights which such new class or series of stock would have pursuant to Section 242(b)(2) of the General Corporation Law;

(iv) redeem, repurchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal as approved by the Board of Directors, including the approval of a majority of the then-serving Preferred Directors;

(v) authorize, enter into or consummate a Liquidation Event;

(vi) increase or decrease the authorized number of directors of the Corporation;

(vii) pay or declare any dividend on any shares of Common Stock or Preferred Stock, except as provided for in Section 1(a) above;

(viii) authorize, enter into or consummate any transaction or series of related transactions pursuant to which the Corporation will issue or be obligated to issue more than $100,000,000 in any debt instrument (or series of related debt instruments, which for clarity excludes trade payables incurred in the ordinary course) or cumulative debt instruments (which for clarity excludes trade payables incurred in the ordinary course) in excess of $200,000,000, unless such debt instruments have been approved by the Board of Directors, including the approval a majority of the then-serving Preferred Directors;

(ix) authorize, enter into or consummate any transaction in which any of the Corporation’s directors is interested, unless such transaction has been approved by the Board of Directors, including the approval of a majority of the directors who are not interested in such transaction, and, if at least one of the Preferred Directors is a disinterested director, at least one of such Preferred Directors; or

(x) enter into any binding agreement to do any of the foregoing.

(d) Series B Preferred Stock Protective Voting Provisions. As long as at least 10,642,735 shares of Series B Preferred Stock and Series B-1 Preferred Stock are then outstanding, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like, the Corporation shall not, by merger, amendment, recapitalization, reorganization, consolidation, domestication, transfer, continuance, waiver, statutory conversion or otherwise, without first obtaining the prior approval, by vote or written consent, as provided by law, of the holders in the aggregate of a majority of all then outstanding shares of Series B Preferred Stock and Series B-1 Preferred Stock, voting together as a single class and not as separate series and on an as-converted to Common Stock basis:

(i) amend, modify or repeal any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation in a manner that adversely alters or adversely changes the rights, preferences or privileges of the Series B Preferred Stock or Series B-1 Preferred Stock (it being understood that the authorization or issuance of a new series or class of stock with rights, preferences or privileges superior or pari passu to the rights, preferences, and privileges of the Series B Preferred Stock or Series B-1 Preferred Stock shall not be deemed to be an adverse alteration or change to the rights, preferences or privileges of the Series B Preferred Stock or Series B-1 Preferred Stock);

(ii) increase or decrease the total number of authorized or designated shares of Series B Preferred Stock or Series B-1 Preferred Stock; or

(iii) enter into a binding agreement to do any of the foregoing.

(e) Series C Preferred Stock Protective Voting Provisions. As long as at least twenty percent (20%) of the shares of Series C Preferred Stock issued by the Corporation pursuant to that certain Series C Stock Purchase Agreement dated May 17, 2023 by and between the Company and certain investors are then outstanding, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like, the Corporation shall not, by merger, amendment, recapitalization, reorganization, consolidation, domestication, transfer, continuance, waiver, statutory conversion or otherwise, without first obtaining the prior approval, by vote or written consent, as provided by law, of the holders in the aggregate of a majority of all then outstanding shares of Series C Preferred Stock and Series C-1 Preferred Stock, voting together as a single class and not as separate series and on an as-converted to Common Stock basis:

(i) amend, modify or repeal any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation in a manner that adversely alters or adversely changes the rights, preferences or privileges of the Series C Preferred Stock or Series C-1 Preferred Stock (it being understood that the authorization or issuance of a new series or class of stock with rights, preferences or privileges superior or pari passu to the rights, preferences, and privileges of the Series C Preferred Stock or Series C-1 Preferred Stock shall not be deemed to be an adverse alteration or change to the rights, preferences or privileges of the Series C Preferred Stock or Series C-1 Preferred Stock);

(ii) increase or decrease the total number of authorized or designated shares of Series C Preferred Stock or Series C-1 Preferred Stock; or

(iii) enter into a binding agreement to do any of the foregoing.

(f) Series D Preferred Stock Protective Voting Provisions. As long as at least 13,688,201 shares of Series D Preferred Stock are then outstanding, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like, the Corporation shall not, by merger, amendment, recapitalization, reorganization, consolidation, domestication, transfer, continuance, waiver, statutory conversion or otherwise, without first obtaining the prior approval, by vote or written consent, as provided by law, of the holders in the aggregate of a majority of all then outstanding shares of Series D Preferred Stock:

(i) amend, modify or repeal any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation in a manner that adversely alters or adversely changes the rights, preferences or privileges of the Series D Preferred Stock (it being understood that the authorization or issuance of a new series or class of stock with rights, preferences or privileges superior or pari passu to the rights, preferences, and privileges of the Series D Preferred Stock shall not be deemed to be an adverse alteration or change to the rights, preferences or privileges of the Series D Preferred Stock);

(ii) increase or decrease the total number of authorized or designated shares of Series D Preferred Stock; or

(iii) enter into a binding agreement to do any of the foregoing.

6. Notices. Any notice required by the provisions of this Article IV(B) to be given to the holders of shares of Preferred Stock shall be deemed given (a) if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Corporation, (b) when such notice is provided by confirmed facsimile if sent during normal business hours of the recipient; or if not, then on the next business day, or (c) if such notice is provided in another manner then permitted by the General Corporation Law.

7. Waiver. Except as otherwise set forth herein, any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the Preferred Majority; provided, that a waiver of any provision expressly requiring the affirmative written consent or vote of a majority of all then outstanding shares of Series B Preferred Stock and Series B-1 Preferred Stock, voting together as a single class and not as separate series and on an as-converted to Common Stock basis shall be waived by the affirmative written consent or vote of a majority of all then outstanding shares of Series B Preferred Stock and Series B-1 Preferred Stock, voting together as a single class and not as separate series and on an as-converted to Common Stock basis; provided, further, that a waiver of any provision expressly requiring the affirmative written consent or vote of a majority of all then outstanding shares of Series C Preferred Stock and Series C-1 Preferred Stock, voting together as a single class and not as separate series and on an as-converted to Common Stock basis shall be waived by the affirmative written consent or vote of a majority of all then outstanding shares of Series C Preferred Stock and Series C-1 Preferred Stock, voting together as a single class and not as separate series and on an as-converted to Common Stock basis.

C. Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C) and are, in each case, subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, any dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Article IV(B) hereof.

3. Redemption. The Common Stock is not redeemable at the option of the holder.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law, provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation or pursuant to the General Corporation Law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Amended and Restated Certificate of Incorporation) the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

5. Directors. The holders of outstanding Common Stock shall be entitled to elect directors as provided in Section 5(b) of Article IV(B) hereof.

ARTICLE V

Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE VI

Subject to any additional vote required by this Amended and Restated Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE IX

To the fullest extent permitted by the General Corporation Law, a director or an officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, as applicable. If the General Corporation Law or any other law of the state of Delaware is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors and officers, then the liability of a director or an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any amendment, repeal or modification of the foregoing provisions of this Article IX by the stockholders of the Corporation shall not adversely affect any right or protection of a director or an officer of the Corporation existing at the time of, or increase the liability of any director or officer of the Corporation with respect to any acts or omissions of such director occurring prior to, such amendment, repeal or modification.

ARTICLE X

Subject to any additional vote required by this Amended and Restated Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI

The Corporation shall have the power to indemnify (and advance expenses to), to the fullest extent permitted by the General Corporation Law, as it presently exists or may hereafter be amended from time to time, any person or entity who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he, she or it is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or entity in connection with any such Proceeding, including in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, employee, agent or other person or entity existing at the time of, or increase the liability of any such person or entity with respect to any acts or omissions of such person occurring prior to, such amendment, repeal or modification.

ARTICLE XII

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation; provided, that nothing herein is intended to diminish the fiduciary duties of any director of the Corporation. Notwithstanding anything to the contrary contained elsewhere in this Amended and Restated Certificate of Incorporation, the affirmative vote of the Preferred Majority will be required to amend or repeal, or to adopt any provisions inconsistent with this Article XII.

ARTICLE XIII

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the General Corporation Law or this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of clauses (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article XIII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XIII (including, without limitation, each portion of any sentence of this Article XIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE XIV

For purposes of Section 500 of the California Corporations Code (to the extent applicable), in connection with any repurchase of shares of Common Stock permitted under this Amended and Restated Certificate of Incorporation from employees, officers, directors or consultants of the Corporation in connection with a termination of employment or services pursuant to agreements or arrangements approved by the Board of Directors (in addition to any other consent required under this Amended and Restated Certificate of Incorporation), such repurchase may be made without regard to any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined in Section 500 of the California Corporations Code). Accordingly, for purposes of making any calculation under California Corporations Code Section 500 in connection with such repurchase, the amount of any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined therein) shall be deemed to be zero.

* * *

THIRD: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

FOURTH: That said Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

[Signature page follows.]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on February 14, 2025.

By:	/s/ Roger Perlmutter
Roger Perlmutter Chief Executive Officer

Signature Page to Eikon Therapeutics, Inc.

Amended and Restated Certificate of Incorporation